SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): July 16, 1999



                        SOUTH BRANCH VALLEY BANCORP, INC.
             (Exact name of registrant as specified in its charter)



   West Virginia                        0-16587             55-0672148
   (State or Other                    (Commission        (I.R.S.Employer
    Jurisdiction)                     File Number)        Identification)




                 310 North  Main  Street,  Moorefield,  WV,  26836
                (Address  of principal executive offices) (Zip Code)





                                (304) 538-2353
             (Registrant's telephone number, including area code)





                                 Not Applicable
    (Former name, address, and fiscal year, if changed since last report)

Item  5.  Other Events

On July 16, 1999, South Branch Valley Bancorp, Inc. ("South Branch") and Potomac Valley Bank ("Potomac"), a West Virginia chartered banking association which operates two banking offices in Petersburg, West Virginia, entered into an Agreement and Plan of Merger (the "Agreement").

Pursuant to the terms of the Agreement, South Branch will change its name to Summit Financial Group, Inc. ("Summit") and Potomac will be merged into a wholly-owned subsidiary of Summit (the "Merger"). Upon consummation of the Merger (subject to adjustment, as provided in the Agreement), each share of Potomac common stock will be converted into the number of shares of Summit common stock resulting by dividing the book value per share of Potomac by the book value per share of Summit immediately prior to consummation (a book-for-book exchange). As of March 31, 1999, each shareholder of Potomac stock would have been entitled to approximately 3.22 shares of South Branch's (Summit's) stock for each share of Potomac then held.

In addition, the Agreement provides, among other terms, that Patrick N. Frye will continue to serve as President of Potomac and H. Charles Maddy, III, will continue to serve as President of South Branch and of Summit. G. R. Ours, Jr. will serve as Vice Chairman and Oscar M. Bean will serve as Chairman of Summit.

The transaction is subject to regulatory approvals and to the approvals of both South Branch's and Potomac's shareholders. This transaction is expected to be accounted for using the pooling of interests method of accounting.

The Agreement is attached as an exhibit hereto.


Item 7.  Financial Statements and Exhibits

(c)  Exhibits.

99.1 Agreement and Plan of Merger dated as of July 16, 1999 by and between South Branch Valley Bancorp, Inc. and Potomac Valley Bank


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          SOUTH BRANCH VALLEY BANCORP, INC.


Date: July 16, 1999                             By: /s/ Robert S. Tissue
                                                   ----------------------
                                                   Robert S. Tissue
                                                   Vice President and
                                                    Chief Financial Officer

                                  EXHIBIT INDEX


Exhibit No.                                     Description
-----------                                     -----------
99.1 Agreement and Plan of Merger dated as of July 16, 1999 by and between South Branch Valley
                              Bancorp, Inc. and Potomac Valley Bank